UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The Unaudited Pro Forma Condensed Combined Financial Statements (referred to as the “pro forma financial statements”) presented below are derived from the historical consolidated financial statements of Cumberland Pharmaceuticals, Inc. (“Cumberland” or the “Company”) and the SANCUSO Product Line of Kyowa Kirin, Inc. (“Kyowa Kirin”).

On December 31, 2021, Cumberland signed and entered into a definitive agreement (the “Agreement”) to acquire the U.S. rights to SANCUSO® (the “SANCUSO Product”) from Kyowa Kirin (the “Acquisition”). Under the terms of the Agreement, Cumberland acquired the U.S. rights to the SANCUSO Product and assumed full commercial responsibility for the product – including its marketing, promotion, distribution, manufacturing and medical support activities. The SANCUSO Product is the first and only FDA-approved prescription patch for the prevention of nausea and vomiting in patients receiving certain types of chemotherapy treatment.

The Unaudited Pro Forma Condensed Combined Statements of Operations presented below (the “pro forma statements of operations”) for the year ended December 31, 2020 and the nine months ended September 30, 2021, give effect to the Acquisition as if it was consummated on January 1, 2020. The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the Acquisition as if it occurred on September 30, 2021. The unaudited pro forma financial statements are provided for informational purposes only and are not necessarily indicative of operating results that would have been achieved had the Acquisition been completed as of January 1, 2020 and do not intend to project the future financial results of Cumberland following the Acquisition.

The historical consolidated financial information has been adjusted in the pro forma financial statements to give effect to certain pro forma events that are: (i) directly attributable to the Acquisition; (ii) expected to have a continuing impact on the Company’s combined results; and (iii) factually supportable. The basis and estimates underlying the pro forma adjustments are described in the accompanying notes, which should be read in connection with the pro forma financial statements.

In accordance with Accounting Standards Codification (“ASC”) 805, Business Combinations (“ASC 805”) as updated by Accounting Standards Update 2017-01 ("ASU 2017-01), the Acquisition is being accounted for as a business combination with Cumberland acquiring the SANCUSO Product assets. As of the date of this report, we have not completed the valuation necessary to arrive at the final estimates of fair value of the SANCUSO Product’s assets acquired, the contingent consideration and the related purchase price allocation. However, Cumberland believes that the Acquisition meets the definition of a business under the accounting guidance in ASC 805, as amended. Additionally, for purposes of these pro forma financial statements, preliminary allocation estimates based on information known to management as of the date of this report have been included. The final fair value of the assets acquired, the contingent consideration and the liabilities assumed as of the date of the Acquisition may differ materially from the information presented herein.

The pro forma financial statements reflect the following transactions, which took place in 2021: (i) the Acquisition; and (ii) the use of $13.5 million of cash to make the initial payment for the Acquisition.
We describe the assumptions, which management believes are reasonable, underlying the pro forma adjustments in the accompanying notes. These assumptions should also be read in conjunction with these unaudited pro forma financial statements. It is important to note that these assumptions do not reflect the future significant cost savings, benefits or synergies from the Acquisition.

You should also read this information in conjunction with:

Audited consolidated financial statements of Cumberland as of and for the fiscal year ended
December 31, 2020, included in Cumberland’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the SEC on March 12, 2021;

Audited special purpose financial statements of the SANCUSO Product line of Kyowa Kirin as of and for the fiscal year ended December 31, 2020, together with the notes thereto and the independent auditors’ report thereon, included as Exhibit 99.1 to this Form 8-K/A;

Unaudited consolidated financial statements of Cumberland as of and for the nine months ended September 30, 2021, included in Cumberland's Quarterly Report on Form 10-Q for the
nine months ended September 30, 2021, filed with the SEC on November 12, 2021;

Unaudited special purpose financial statements of the SANCUSO Product line of Kyowa Kirin as of September 30, 2021 and for the nine months ended September 30, 2021, included as
Exhibit 99.2 to this Form 8-K/A; and

Unaudited Pro Forma Condensed Combined Financial Statements (Combined Cumberland and SANCUSO Product line of Kyowa Kirin) and the accompanying notes.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of September 30, 2021

	Cumberland Historical	Sancuso Historical	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$25,843,231	$—	$(13,500,000)	(a)	$12,343,231
Accounts receivable, net	9,850,530	—	—		9,850,530
Inventories, net	10,262,769	1,223,776	—		11,486,545
Other current assets	1,259,098	369,413	—		1,628,511
Total current assets	47,215,628	1,593,189	(13,500,000)		35,308,817
Non-current inventories	9,476,737	—	—		9,476,737
Property and equipment, net	493,488	—	—		493,488
Intangible assets, net	24,918,830	18,619,115	(769,337)	(b)	42,768,608
Goodwill	882,000	—	—		882,000
Operating lease right-of-use	1,282,275	—	—		1,282,275
Other assets	3,301,816	—	—		3,301,816
Total assets	$87,570,774	$20,212,304	$(14,269,337)		$93,513,741

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$9,233,383	$—	$—		$9,233,383
Operating lease current liabilities	1,094,187	—	—		1,094,187
Other current liabilities	7,617,913	—	1,200,000	(c)	8,817,913
Total current liabilities	17,945,483	—	1,200,000		19,145,483
Revolving line of credit	15,000,000	—	—		15,000,000
Operating lease non-current liabilities	229,605	—	—		229,605
Other long-term liabilities	7,749,421	—	4,742,967		12,492,388
Total liabilities	40,924,509	—	5,942,967		46,867,476
Commitments and contingencies
Equity:
Shareholders’ equity:
Common stock-no par value	48,612,935	—	—		48,612,935
Retained earnings	(1,790,903)	20,212,304	(20,212,304)	(d)	(1,790,903)
Total shareholders’ equity	46,822,032	20,212,304	(20,212,304)		46,822,032
Noncontrolling interests	(175,767)	—	—		(175,767)
Total equity	46,646,265	20,212,304	(20,212,304)		46,646,265
Total liabilities and equity	$87,570,774	$20,212,304	$(14,269,337)		$93,513,741
See accompanying Notes to Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statements of Income
For the Nine Months Ended September 30, 2021

	Cumberland Historical	Sancuso Historical	Pro Forma Adjustments		Pro Forma Combined

Revenues:
Net product revenue	$26,855,753	$9,619,070	$—		$36,474,823
Other revenue	809,429	—	—		809,429
Net revenues	27,665,182	9,619,070	—		37,284,252
Costs and expenses:
Cost of products sold	5,486,005	1,455,129	—		6,941,134
Selling and marketing	11,709,445	1,907,522	—		13,616,967
Research and development	4,071,638	—	—		4,071,638
General and administrative	6,367,438	252,324	—		6,619,762
Amortization	3,354,080	4,296,719	(1,619,252)	(e)	6,031,547
Total costs and expenses	30,988,606	7,911,694	(1,619,252)		37,281,048
Operating income (loss)	(3,323,424)	1,707,376	1,619,252		3,204
Interest income	19,411	—	—		19,411
Other income	2,187,140	—	—		2,187,140
Interest expense	(70,297)	—	—		(70,297)
Income (loss) from continuing operations before income taxes Taxes	(1,187,170)	1,707,376	1,619,252		2,139,458
Income tax (expense) benefit	(22,375)	—	—		(22,375)
Net income (loss) from continuing operations	(1,209,545)	1,707,376	1,619,252		2,117,083
Discontinued operations	1,491,004	—	—		1,491,004
Net income (loss)	281,459	1,707,376	1,619,252		3,608,087
Net loss at subsidiary attributable to noncontrolling interests	58,651	—	—		58,651
Net income (loss) attributable to common shareholders	$340,110	$1,707,376	$1,619,252		$3,666,738

Earnings (loss) per share attributable to common shareholders:
Basic	$0.02				$0.25
Diluted	$0.02				$0.24
Weighted-average common shares outstanding:
Basic	14,939,919				14,939,919
Diluted	15,139,904				15,139,904

See accompanying Notes to Pro Forma Condensed Combined Financial Statements.

Unaudited Pro Forma Condensed Combined Statements of Income
For the Year Ended December 31, 2020

	Cumberland Historical	Sancuso Historical	Pro Forma Adjustments		Pro Forma Combined

Revenues:
Net product revenue	$35,840,673	$16,171,293	$—		$52,011,966
Other revenue	1,600,461	—	—		1,600,461
Net revenues	37,441,134	16,171,293	—		53,612,427 2,427
Costs and expenses:
Cost of products sold	8,653,020	2,160,987	—		10,814,007
Selling and marketing	14,765,465	4,636,827	—		19,402,292
Research and development	5,773,825	1,126,548	—		6,900,373
General and administrative	10,196,299	328,176	—		10,524,475
Amortization	4,434,120	5,728,958	(2,159,002)	(e)	8,004,076
Total costs and expenses	43,822,729	13,981,496	(2,159,002)		55,645,223
Operating income (loss)	(6,381,595)	2,189,797	2,159,002		(2,032,796)
Interest income	75,345	—	—		75,345
Interest expense	(263,627)	—	—		(263,627)
Income (loss) before income taxes	(6,569,877)	2,189,797	2,159,002		(2,221,078)
Income tax (expense) benefit	(55,902)	—	—		(55,902)
Net income (loss)	(6,625,779)	2,189,797	2,159,002		(2,276,980)
Discontinued operations, net of tax	3,206,875	—	—		3,206,875
Net income (loss)	(3,418,904)	2,189,797	2,159,002		929,895
Net loss at subsidiary attributable to noncontrolling interests	79,496	—	—		79,496
Net income (loss) attributable to common shareholders	$(3,339,408)	$2,189,797	$2,159,002		$1,009,391

Earnings (loss) per share attributable to common shareholders:
Basic	$(0.22)				$0.07
Diluted	$(0.22)				$0.07
Weighted-average common shares outstanding:
Basic	15,162,184				15,162,184
Diluted	15,162,184				15,359,794

See accompanying Notes to Pro Forma Condensed Combined Financial Statements.

Notes to Unaudited Pro Forma Condensed Combined Financial Statements

The pro forma adjustments described below are based on our preliminary estimates and assumptions that are subject to change. The final purchase price allocation may vary based on final valuations and analyses of the fair value of the acquired assets and assumed liabilities. Cumberland is in the process of working with its advisors to complete the purchase price allocation for the value of intangible assets, useful life of the intangible assets, the fair value of the earnout, and the fair value of the future royalty payments. Accordingly, the pro forma adjustments are preliminary and have been made solely for illustrative purposes.

The following adjustments have been reflected in the unaudited pro forma condensed combined financial information:

Adjustments to the Unaudited Pro Forma Condensed Combined Balance Sheet

(a) Preliminary purchase price consideration:

Cash payment upon closing	$13,500,000
Expected cash payment during 2023-2024	1,500,000
Fair value of royalty payments	4,442,967
Total fair value of consideration transferred	$19,442,967

The Company paid $13,500,000 at closing. The estimated $1,500,000 liability reflects the following: $1,000,000 payment upon the successful technology approval and FDA approval of the transition of the Kindeva manufacturing site from Minnesota to their facility in Northridge California which is expected in 2023; a $500,000 payment for the transfer of the NDA to the Company, which is expected in 2024; and a onetime payment of $2,000,000 upon the attainment of $20,000,000 of annual net sales. Based on our current projections, the Company does not expect the $20,000,000 of annual sales milestone to be reached.

The fair value of royalty payments reflects the estimated fair value of the future net sales royalty payments under the agreement. As part of the Acquisition, Cumberland will pay tiered royalties up to 10% on future U.S. net sales of the SANCUSO Product. Cumberland has accounted for the transaction as a business combination in accordance with ASC 805 and as a result the future royalty payments are required to be recognized at the acquisition-date fair value as part of the acquisition consideration.

(b) Reflects the preliminary fair value of $17,849,778 for identifiable intangible assets. The identifiable intangible assets include U.S. Food and Drug Administration Orange Book listed patents. The intangible assets are being amortized using the straight-line amortization method over their currently estimated useful life of five years.

(c) Reflects the current and noncurrent components of the fair value of the milestone and future royalty payment liabilities of $5,942,967 described in Note (a). The Company estimated the current portion of the milestone and future royalty payments to be $1,200,000 and the estimated noncurrent portion to be $4,742,967.

(d) Reflects the elimination of the SANCUSO Product historical equity accounts.

Adjustments to the Unaudited Pro Forma Condensed Combined Statements of Operations

(e) Reflects the decrease in amortization expense from the preliminary valuation of the SANCUSO Product intangible assets acquired described in Note (b). The intangible assets are being amortized over their currently estimated useful life of ten years.

These pro forma financial statement adjustments do not reflect any reductions for transaction costs that resulted from the Acquisition nor do they consider any in-process research and development assets. Cumberland did not identify any transaction costs or in-process research and development costs that would require capitalization or inclusion in these pro forma adjustments.

Cost savings related to synergies

The combined pro forma financial information does not reflect the realization of any expected cost savings or other synergies from the acquisition of SANCUSO Product. We expect that there will be future significant cost savings in the selling, marketing, general and administrative expenses through the synergies of Cumberland promoting the product with its existing and expected planned infrastructure. Cumberland also expects to experience significant future improvements in the costs of research and development, compared to historical experience. Although the Company believes such cost savings and other synergies will be realized following the asset acquisition, there can be no assurance that these cost savings or any other synergies will be fully achieved.

Preliminary purchase price allocation and assumptions
As noted previously, the pro forma adjustments are based on our preliminary estimates and assumptions that are subject to change. The final fair value of the contingent consideration and the final purchase price allocation may vary based on final valuations and analyses of the fair value of the acquired assets and assumed liabilities. Cumberland is in the process of working with its advisors to complete the purchase price allocation and is further evaluating the step-up in value of intangible assets, the useful life of the intangible assets, the fair value of the earnout, and the fair value of the future royalty payments. Cumberland agreed to pay tiered royalties up to 10% on future U.S. net sales of the SANCUSO Product. As part of the purchase price allocation Cumberland must recognize the estimated fair value of these tiered royalties as contingent consideration. Under ASC 805, the resulting liability is required to be remeasured at fair value through net income (loss) at the end of each reporting period.